Exhibit 3.1
AMENDMENT TO BYLAWS
OF
IBERIABANK CORPORATION

The Bylaws of IBERIABANK Corporation, a Louisiana corporation, are hereby amended, effective March 30, 2020, by inserting the following as Section 2.13:

2.13. Meetings of Shareholders by Remote Communications
(a)    Notwithstanding anything in these Bylaws to the contrary, the Corporation may allow shareholders to participate in an annual meeting of shareholders or a special meeting of shareholders by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time.
(b)    Participation in a meeting of shareholders by the means authorized by subsection (a) of this section constitutes presence in person at the meeting for quorum and voting purposes.
(c)    Notwithstanding anything herein to the contrary, the Board may determine that a meeting of shareholders will not be held at any specified place, but instead may be held solely by means of remote communication if a state of emergency has been declared by the Governor of Louisiana.
(d)    If a meeting of shareholders by remote communications is authorized by the Board, and subject to any guidelines and procedures that the Board adopts, shareholders and proxy holders not physically present at a meeting of the shareholders, but by means of remote communication:
(1)    May participate in the meeting of the shareholders; and
(2)    May be considered present in person and may vote at the meeting of the shareholders, whether the meeting is held at a designated place or solely by means of remote communication, if:
(i)    The Corporation implements reasonable measures to verify that each person considered present and authorized to vote at the meeting by means of remote communication is a shareholder or proxy holder;
(ii)    The Corporation implements reasonable measures to provide the shareholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the shareholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with the proceedings; and
(iii)    In the event any shareholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of the vote or other action is maintained by the Corporation.